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                     August 23, 2021

       E. Joseph Grady
       Chief Financial Officer and Chief Accounting Officer
       CONTANGO OIL & GAS CO
       717 Texas Ave., Suite 2900
       Houston, Texas 77002

                                                        Re: CONTANGO OIL & GAS
CO
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed March 10,
2021
                                                            File No. 001-16317

       Dear Mr. Grady:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation